EXHIBIT 2.7.7.1

                                                                       EXHIBIT E

                                     FORM OF
                            NON-COMPETITION AGREEMENT

         THIS NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into as of this 5th day of November, 1999 by and between Southern Aluminum & Steel Corporation, a Florida corporation ("SASCO"), and Jesse R. Joyner ("Seller").

                                    RECITALS:

         WHEREAS, as of the date hereof, Able Telcom Holding Corp. ("Able") is purchasing, pursuant to a Stock Purchase Agreement, dated November 5, 1999 (the "Stock Purchase Agreement"), all of the issued and outstanding capital stock of SASCO;

         WHEREAS, Seller holds 49%of the issued and outstanding stock of SASCO;

         WHEREAS, as a result of the above-described acquisition, Seller will sell all of his ownership interest in SASCO and will receive shares of Able common stock as determined by the Stock Purchase Agreement;

         WHEREAS, in order to protect fully SASCO's and its affiliates' confidential information and the goodwill of the business of SASCO which Able has acquired by virtue of the acquisition described above and to ensure that Able enjoys the benefits of such goodwill and business, SASCO and Seller desire to provide for Seller's agreement of confidentiality and agreement not to compete with SASCO and its affiliates as specified herein; and

         WHEREAS, SASCO and Seller desire to set forth herein the terms of Seller's agreement of confidentiality and agreement not to compete.

         NOW, THEREFORE, in consideration of the mutual promises, agreements and mutual covenants set forth herein and for other good and valuable consideration the parties hereto hereby agree as follows:

1. CONFIDENTIALITY. Seller acknowledges and agrees that the Trade Secrets (as defined below) and the Confidential Information (as defined below) of SASCO and its affiliates (including any parent, subsidiaries or commonly controlled entities) and all physical embodiments thereof (collectively referred to as the "Proprietary Information") are valuable, special and unique assets of the business of SASCO and its affiliates and have been developed by SASCO and its affiliates and will continue to be developed by SASCO and its affiliates following Able's purchase of SASCO at considerable time and expense. Seller further acknowledges that access to such Proprietary Information is essential to performance of


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Seller's duties and responsibilities under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Seller agrees that except with respect to those duties assigned to him by SASCO and for the time periods set forth below, Seller shall hold in strictest confidence all Proprietary Information, regardless of whether such Proprietary Information was received prior to, on or subsequent to the date of this Agreement, and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor wilfully make use of such information for Seller's own purposes or for the benefits of any person, firm, corporation, association or other entity (except SASCO and its affiliates) under any circumstances, except that Seller may disclose such Proprietary Information pursuant to a court order, subpoena or other legal process, provided that, at least ten days in advance of any legal disclosure, Seller shall furnish SASCO with a copy of the judicial or administrative order requiring that such information be disclosed together with a written description of the information to be disclosed (which description shall be in sufficient detail to allow SASCO and its affiliates to determine the nature and scope of the information proposed to be disclosed), and Seller covenants and agrees to cooperate with SASCO and its affiliates to deliver the minimum amount of information necessary to comply with such order.

         For purposes of this Agreement, the term "Trade Secrets" means information, including but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Agreement, the term "Trade Secrets" does not include information that Seller can show by competent proof (i) was known to Seller and reduced to writing prior to disclosure by SASCO or its affiliates to Seller (but only if Seller promptly notifies SASCO of Seller's prior knowledge); (ii) was generally known to the public at the time SASCO or its affiliates disclosed the information to Seller; (iii) became generally known to the public after disclosure to Seller through no act or omission of Seller; or (iv) was disclosed to Seller by a third party having a bona fide right both to possess the information and to disclose the information to Seller.

         The term "Confidential Information" means any data or information of SASCO (including information of SASCO or SASCO's affiliates), other than Trade Secrets, regarding the business of SASCO and its affiliates or their policies and operations which is valuable to SASCO and not generally known to competitors of SASCO and its affiliates. For purposes of this Agreement, the term "Confidential Information" does not include information that Seller can show by competent proof (i) was known to Seller and reduced to writing prior to disclosure by SASCO or its affiliates to Seller (but only if Seller promptly notifies SASCO of Seller's prior knowledge); (ii) was generally known to the public at the time SASCO or its affiliates disclosed the information to Seller;
(iii) became generally known to the public after

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disclosure to Seller through no act or omission of Seller; or (iv) was disclosed to Seller by a third party having a bona fide right both to possess the information and to disclose the information to Seller.

         The provisions of this Section 1 will apply to Trade Secrets for so long as such information remains a Trade Secret and to Confidential Information for a period of five years from the date hereof.

2.       COVENANT NOT TO COMPETE.

         a. AGREEMENT NOT TO COMPETE. SASCO designs, installs and implements surveillance systems, signalization, Intelligent Transportation Systems and roadway lighting for advanced highway communications networks (the "Business"). In order to fully protect SASCO's and its affiliates' Confidential Information and Trade Secrets and the goodwill of the Business of SASCO purchased by Able on the date hereof, and to ensure that SASCO enjoys the benefits of that Business, for a period of five years from the date hereof (the "Non-Competition Period"), Seller shall not, except as authorized in writing by SASCO, directly or indirectly, be employed by, render services to, assist, participate in the affairs of, invest in, or otherwise be connected with, any person or enterprise which person or enterprise is engaged in, or is planning to engage in, and shall not personally engage in, any business that is in any respect competitive with the Business of SASCO or any of its affiliates, with respect to any products or services of the Business of SASCO and its affiliates, within any state in which SASCO is conducting Business or reasonably expects to conduct business at the time of this Agreement (the "Territory"); provided that Seller may hold investments representing a less than 5% interest in any publicly held entity competing with SASCO. SASCO recognizes Seller's ownership of SASCO, LLC, which owns 36% of L&K Electric Supply, and hereby acknowledges and agrees that such ownership shall not violate the terms of this Section 2(a). In furtherance of such covenant not to compete, Seller hereby acknowledges that SASCO currently does business, and following the merger described herein, SASCO shall continue to do business in a growing number of locales throughout the United States and that in his capacity as an employee of SASCO his responsibilities have involved and will continue to involve the conduct of business throughout such Territory.

         b. NON-SOLICITATION COVENANT. Seller agrees that for the Non-Competition Period, he will not, nor will he assist any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any agent, non-employee sales representative, customer, subscriber or supplier of SASCO or any affiliate of SASCO to terminate its contract, relationship or other arrangement with SASCO or any affiliate of SASCO, otherwise change its relationship with SASCO or any affiliates of SASCO, or establish any relationship with Seller or any of his affiliates for any business purpose deemed materially competitive with the Business.

         c. NON-INTERFERENCE WITH EMPLOYEES. Seller agrees that for the Non-Competition Period, he will not, nor will he assist any of his affiliates to, directly or indirectly,

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recruit or otherwise solicit or induce any employee of SASCO or any affiliate of
SASCO to terminate or otherwise negatively affect its employment relationship with SASCO or any affiliate of SASCO, or establish an employment relationship directly or indirectly with Seller or any entity other than SASCO or its affiliates with whom Seller is affiliated, absent the express written consent of SASCO's Board of Directors.

         d. REMEDIES. The parties recognize, acknowledge and agree that (i) any breach or threatened breach of the provisions of this Section 2 shall cause irreparable harm and injury to SASCO and that money damages alone will not provide an adequate remedy for such breach or threatened breach, (ii) the duration, scope and geographical application of this Section 2 are fair and reasonable under the circumstances of the business of SASCO, and are reasonably required to protect the legitimate business interests of SASCO and the goodwill of the business purchased by Able, (iii) the restrictions contained in this
Section 2 will not prevent Seller from earning or seeking a livelihood, and (iv) the restrictions contained in this Section 2 shall apply in all areas where such application is permitted by law. Accordingly, Seller agrees that SASCO shall be entitled to have the provisions of this Section 2 specifically enforced by any court having jurisdiction, and that such a court may issue a temporary restraining order, preliminary injunction or other appropriate equitable relief, without having to prove the inadequacy of available remedies at law, having to post any bond or any other undertaking. In addition, SASCO shall be entitled to avail itself of all such other actions and remedies available to it or any of its affiliates under law or in equity and shall be entitled to such damages as it sustains by reason of such breach or threatened breach. It is the express desire and intent of the parties that the provisions of this Section 2 be enforced to the full extent possible.

         e. SEVERABILITY. In light of the fact that the covenants set forth in
Section 2 are reasonably required to protect the legitimate interests of SASCO, if any provision of this Section 2 hereof is held to be unenforceable because of the duration of such provision, the area covered thereby or the scope of the activity restrained, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and/or the scope of the activity to be restrained contained in such provision to that which is reasonable for protection of the business interests of SASCO and its affiliates and, in its reduced form, such provision shall then be enforceable. The parties hereto intend and agree that the covenants contained in Section 2(a) shall be construed as a series of separate covenants, one for each municipality, community, county or state included within the area designated by Section 2(a). Except for geographic coverage, the terms and conditions of each such separate covenant shall be deemed identical to the covenant contained in Section 2(a). Furthermore, if any court shall refuse to enforce any of the separate covenants deemed included in Section 2(a), then such unenforceable covenant shall be deemed eliminated from the provisions hereof to the extent necessary to permit the remaining separate covenants to be enforced in accordance with their terms. The prevailing party in any action arising out of a dispute in respect of any provision of this Section 2 shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs and disbursements incurred in connection with the prosecution or defense, as the case may be, of any such action.

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3.       SEPARATE AGREEMENTS. The covenants of Seller contained in Sections 1 and 2 of this Agreement shall be construed as separate agreements independent of any other agreement, claim, or cause of action of Seller against SASCO, whether predicated on this Agreement or otherwise. In particular, the covenants of Seller contained in Sections 1 and 2 of this Agreement shall be independent of the corresponding covenants of Seller set forth in that certain Employment Agreement dated of even date herewith by and between SASCO and Seller (the "Employment Agreement"). In no event shall the termination of Seller's responsibilities under this Agreement result in the termination of Seller's responsibilities under the Employment Agreement. The covenants contained in this Agreement are necessary to protect the legitimate business interests of SASCO.

4. TERMINATION. The covenants set forth in Sections 1 and 2 hereof shall continue for the period set forth therein. Notwithstanding the above, in the event Seller's employment with SES is terminated without cause, the covenants set forth in Section 2 hereof shall terminate on the effective date of Seller's termination.

5.       MISCELLANEOUS.

         a. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of laws of such state.

         b. COUNTERPARTS. This Agreement may be executed in several counterparts each of which is an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         c. CONTENTS OF AGREEMENT; PARTIES IN INTEREST, ETC. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of SASCO and Seller. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

         d. SECTION HEADINGS. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

         e. NOTICES. All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, by a nationally recognized overnight courier service, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

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         1.       If to SASCO, to:

                         Southern Aluminum & Steel Corporation
                         c/o Able Telcom Holding Corp.
                         1000 Holcomb Woods Parkway
                         Suite 440
                         Roswell, GA 30076
                         Telephone: (770) 993-1570
                         Facsimile: (770) 993-8532

                         Attn:  President

                         Copies to:

                         Paul Hastings Janofsky & Walker LLP
                         600 Peachtree Street, Suite 2400
                         Atlanta, Georgia 30308
                         Facsimile: (404) 815-2424

                         Attn: Elizabeth H. Noe, Esq.

         2.       If to Seller, to:

                         Jesse R. Joyner
                         1185 Carrigan Blvd.
                         Merritt Island, Fl 32952
                         Telephone:
                         Facsimile:

         f. MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by SASCO and Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

         g. THIRD PARTY BENEFICIARIES. Except as otherwise expressly set forth herein, no individual or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

         h. MEDIATION. SASCO and Seller shall attempt in good faith to mediate any claim or controversy arising out of or relating to this Agreement or any breach thereof if either

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of them requests mediation and gives written notice to the other (the "Mediation
Notice"). Any notice given pursuant to the preceding sentence shall include a brief statement of the claim or controversy. If SASCO and Seller do not resolve the claim or controversy within 20 days after the date of the Mediation Notice, SASCO and Seller shall then use reasonable efforts to agree upon an independent mediator. If SASCO and Seller do not agree upon an independent mediator within ten days after the date of the Mediation Notice, either party may request that JAMS/Endispute ("JAMS"), or a similar mediation service of a similar national scope if JAMS no longer then exists, appoint an independent mediator. SASCO and Seller shall share the costs of mediation equally and shall pay such costs in advance upon the request of the mediator or any party. Within ten days after selection of the mediator, the mediator shall set the mediation. If SASCO and Seller do not resolve the dispute within 30 days after the date of the Mediation Notice, the dispute shall be decided by arbitration as set forth in Section
14(h) hereof.

         i. ARBITRATION. Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration if such claim or controversy is not settled pursuant to Section 4(g) hereof. The venue for any such arbitration shall be Atlanta, Georgia, or such other location as the parties may mutually agree. Except as expressly set forth herein, all arbitration proceedings under this Section 4(h) shall be undertaken in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in force. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Judgment on the written award may be entered and enforced in any court of competent jurisdiction. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator's full fees and expenses or, if in the arbitrator's opinion there is no prevailing party, the arbitrator's fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 4(h), the non-prevailing parties shall be required to pay the reasonable attorneys' fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorneys' fees and expenses.

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         IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be duly executed as of the date first above written.

                                        SELLER

                                        _________________________________
                                        Jesse R. Joyner

                                        SASCO

                                        SOUTHERN ALUMINUM & STEEL CORPORATION

                                        By: _____________________________
                                        Name: ___________________________
                                        Title: __________________________

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